EXHIBIT 23I-
                 OPINION & CONSENT OF DAVID JONES & ASSOC., P.C.

                     THE LAW OFFICES OF DAVID D. JONES, P.C.
                           4747 Research Forest Drive,
                                Suite 180, # 303
                             The Woodlands, TX 77381


Gemini Funds, Inc.                                   July 1, 2000
95 River Street, Suite 5A
Hoboken, NJ  07030

Dear Sirs:

As counsel to Gemini Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in the Gemini Global Internet Fund (the "Fund"). The Shares of the Fund are a series of the Company consisting of three classes of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company.

Further, I give my permission to include this opinion as an exhibit to the Company's Registration Statement on Form N-1A.

Very Truly Yours,


David D. Jones
Attorney & Counselor at Law